Exhibit 4.6

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This discussion does not purport to be complete and you are strongly encouraged to read our Amended and Restated Certificate of Incorporation, as amended, Third Amended and Restated Bylaws, and the applicable provisions of the Delaware General Corporation Law.
Authorized and Outstanding Capital Stock
Our Amended and Restated Certificate of Incorporation, as amended, provides that we are authorized to issue a total of 59,005,000 shares of capital stock, consisting of 44,000,000 shares of common stock, $0.01 par value per share, and 15,005,000 shares of preferred stock, $0.01 par value per share, of which 5,000 shares are designated as Series A Redeemable Preferred Stock (“Series A Preferred Stock”), 155,000 shares are designated as Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”), 55,000 shares are designated as Series C Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”), 100 shares are designated as Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”), 90,000 shares are designated as Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”), 54,750 shares are designated as Series E-1 Cumulative Redeemable Preferred Stock (“Series E-1 Preferred Stock”), and 240,500 shares are designated as Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”).
As of March 24, 2020, we had outstanding 37,892,603 shares of our common stock held by 59 holders of record (as of March 27, 2020) and outstanding options (including vested and unvested options) to purchase 407,024 shares of our common stock. We also had outstanding 704,362 restricted stock units, each of which represents the right to receive one share of our common stock on the applicable settlement date. As of March 24, 2020, there were no outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series E-1 Preferred Stock, or Series F Preferred Stock.
General
Shares of our common stock have the following rights, preferences, and rights:

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Voting rights. Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present or represented by proxy.

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Dividends. Holders of common stock are entitled to receive dividends out of funds legally available for the payment of dividends, at such times and in such amounts as our board of directors may determine in its sole discretion.

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Liquidation. In the event of a liquidation, dissolution, or winding up of our affairs, whether voluntary or involuntary, after payment or provisions for payment of our debts and liabilities and all preferential amounts to which the holders of our preferred stock are entitled, the holders of our common stock shall be entitled to share ratably the remaining assets of the Company available for distribution.

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Rights and preferences. Our common stock has no preemptive, redemption, conversion, or subscription rights. The voting, dividend, and liquidation rights of the holders of our common stock are subject to and qualified by the rights, power, rights, preferences, and priorities of the holders of our preferred stock.

Registration Rights
On February 26, 2019, we entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) with Elliott Associates, L.P., Elliott International, L.P., Brockdale Investments LP, Thayer Equity Investors V, L.P., TC Roadrunner-Dawes Holdings, L.L.C., TC Sargent Holdings, L.L.C., HCI Equity Partners III, L.P., and HCI Co-Investors III, L.P., which amended and restated the Registration Rights Agreement, dated as of May 2, 2017, between our company and the parties thereto. The A&R Registration Rights Agreement provides that, upon the request of a registration rights holder, we will register under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock held by such registration rights holder for sale in accordance with its intended method of disposition, and will take other actions as are necessary to permit the sale of the shares in various jurisdictions. In addition, the A&R Registration Rights Agreement provides piggyback registration rights to the registration rights holders in the event it proposes to register any of its equity securities under the Securities Act. All fees, costs, and expenses of underwritten registrations will be borne by us, other than underwriting discounts, selling commissions, and legal fees which will be borne by the registration rights holders in connection with the sale of their shares. Our obligation to register the shares and take other actions is subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered, and the duration of these rights. In addition, the A&R Registration Rights Agreement provides the registration rights holders with unlimited registration rights on Form S-1.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws
Our Amended and Restated Certificate of Incorporation, as amended, which we refer to as the Certificate of Incorporation, and Third Amended and Restated Bylaws, which we refer to as the Bylaws, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:
Advance notice procedures for stockholder proposals. Our Certificate of Incorporation and Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting.
The foregoing provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares, and, as a consequence, they also may inhibit fluctuations in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders
Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws limit the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into similar indemnification agreements with any new directors or executive officers.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 620115th Avenue, Brooklyn, NY 11219 and its telephone number is (718) 921-8200.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “RRTS”.